FILED PURSUANT TO RULE 433

FILE NO. 333-214120

CITIGROUP INC.

$1,000,000,000

3-YEAR GLOBAL FLOATING RATE SENIOR NOTES

Terms and Conditions

Issuer:	Citigroup Inc.

Ratings*:	Baa1 / BBB+ / A (Stable Outlook / Stable Outlook / Stable Outlook) (Moody’s / S&P / Fitch)

Ranking:	Senior

Trade Date:	January 4, 2017

Settlement Date:	January 10, 2017 (T+4 days)

Maturity:	January 10, 2020

Par Amount:	$1,000,000,000

Floating Rate:	3 month USD –BBA–LIBOR Reuters LIBOR01

Coupon:	3 month LIBOR + 79 bps

Public Offering Price:	100.000%

Net Proceeds to Citigroup:	$997,500,000 (before expenses)

Interest Payment Dates:	Quarterly on the 10th of each January, April, July and October until maturity, with adjustment for period end dates on a modified following New York business day convention

First Interest Payment Date:	April 10, 2017

Day Count:	Actual / 360

Interest Determination Date:	Two London Business Days prior to the first day of the related interest period

Defeasance:	Applicable. Provisions of Sections 12.02 and 12.03 of the Indenture apply

Redemption at Issuer Option:	We may redeem the notes, at our option, in whole, but not in part, on or after December 10, 2019 at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Redemption for Tax Purposes:	We may redeem the notes, at our option, in whole at any time, but not in part, at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest thereon to, but excluding, the date of redemption, if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-U.S. persons.

Sinking Fund:	Not applicable

Listing:	Application will be made to list the notes on the regulated market of the Luxembourg Stock Exchange

Minimum Denominations/Multiples:	$1,000 / multiples of $1,000 in excess thereof

CUSIP:	172967LE9

ISIN:	US172967LE90

Sole Book Manager:	Citigroup Global Markets Inc.

CITIGROUP INC.

$1,000,000,000

3-YEAR GLOBAL FLOATING RATE SENIOR NOTES

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Senior Co-Managers:

BBVA Securities Inc.

BNP Paribas Securities Corp.

Commonwealth Bank of Australia

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

UBS Securities LLC

UniCredit Capital Markets LLC

Wells Fargo Securities, LLC

Junior Co-Managers:

Academy Securities, Inc.

Blaylock Beal Van, LLC

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

Citizens Capital Markets, Inc.

Credit Agricole Securities (USA) Inc.

Drexel Hamilton, LLC

The Huntington Investment Company

ING Financial Markets LLC

Lebenthal & Co., LLC

Loop Capital Markets LLC

MFR Securities, Inc.

Mizuho Securities USA Inc.

MUFG Securities Americas Inc.

nabSecurities, LLC

Nomura Securities International, Inc.

RBC Capital Markets, LLC

Samuel A. Ramirez & Company, Inc.

Skandinaviska Enskilda Banken AB (publ)

TD Securities (USA) LLC

Telsey Advisory Group LLC

*Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-214120. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.